Exhibit 99.1

News Release

SSAB AND IPSCO JOINTLY ANNOUNCE EXPIRATION
OF HART-SCOTT-RODINO WAITING PERIOD

[Lisle, Illinois and Stockholm, Sweden] [June 12, 2007] – IPSCO Inc. (NYSE/TSX:IPS) and SSAB Svenskt Stål AB (SSAB) jointly announced today the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the proposed plan of arrangement pursuant to which IPSCO would be acquired by SSAB for a cash consideration of U.S. $160 per share.

The expiration of the Hart-Scott-Rodino waiting period satisfies one of the conditions to SSAB’s acquisition of IPSCO. Consummation of the plan of arrangement, which is expected to occur in the third quarter of 2007, remains subject to other customary closing conditions, including approval of the plan of arrangement by IPSCO’s shareholders and obtaining certain regulatory approvals.

IPSCO, traded as IPS on both the New York Stock Exchange and Toronto Stock Exchange, operates steel mills at three locations and pipe mills at eight locations in the United States and Canada. IPSCO is a low cost North American steel producer, and has a combined annual steel making capacity of 3,500,000 tons. The Company's tubular facilities produce a wide range of tubular products including oil and gas well casing and tubing, line pipe, standard pipe and hollow structurals. Steel can also be further processed at IPSCO's five temper leveling or coil processing facilities. For more information about IPSCO, log on to www.ipsco.com.

SSAB is a Swedish based publicly traded corporation with a leading European position in Quenched & Tempered heavy plate and EHS/UHS steel sheet. The Group comprises four divisions: Division Sheet and Division Heavy Plate are the steel operations with steel shipments of 3.1 million metric tonnes in 2006, Plannja is a processing company in building products, and Tibnor is the Group's trading arm supplying a broad product range of steel and metals. The Group has sales revenues of almost US$ 4.6 billion. SSAB has 8,800 employees and has operations or offices in over 40 countries and a worldwide sales presence. For more information about SSAB, log on to www.ssab.com.

This document contains forward-looking statements based on assumptions that are subject to a wide range of business risks, including consummation of the Plan of Arrangement being dependent on the satisfaction of customary closing conditions, including the approval of IPSCO’s shareholders and obtaining of any required regulatory approvals. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of IPSCO with the United States Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. IPSCO does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Important Information:
This communication is being made in respect of the proposed plan of arrangement involving SSAB and IPSCO. In connection with the proposed transaction, IPSCO has filed with the SEC on June 11, 2007 a definitive proxy statement on Schedule 14A regarding the proposed Plan of Arrangement and will file such proxy statement with the Canadian Securities Administrators. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be sent to the shareholders of IPSCO seeking their approval of the proposed transaction. In addition you may obtain this document free of charge at the website maintained by the SEC at www.sec.gov or at the website www.sedar.com. Also, you may obtain documents filed with the SEC by IPSCO free of charge by requesting them in writing from 650 Warrenville Road, Suite 500, Lisle, Illinois 60532, or by telephone at (630) 810-4800.

IPSCO and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding IPSCO’s directors and executive officers is available in IPSCO’s proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on March 21, 2007 and in the definitive proxy statement filed with the SEC on June 11, 2007. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of IPSCO shareholders in connection with the proposed transaction is set forth in the definitive proxy statement filed with the SEC.

SSAB Company Contacts:
Corporate Communications Tommy Löfgren Tel. +46 70-525 94 14 tommy.lofgren@ssab.co	Investor Relations Stefan Lundewall Tel. +46 70-508 28 57 stefan.lundewall@ssab.com

IPSCO Company Contact:
Tom Filstrup, Director of Investor Relations
Tel. 630 810-4772
tfilstrup@ipsco.com

IPS Ref#07-15

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